UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 28, 2017
Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland
(Address of principal executive offices, including zip code)
011-353-1-634-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 28, 2017, Jazz Pharmaceuticals, Inc. (“JPI”), a wholly-owned subsidiary of Jazz Pharmaceuticals plc (the “Company”), entered into a Commercial Lease (the “Lease”) with The Board of Trustees of the Leland Stanford Junior University (“Landlord”) for a building to be constructed by Landlord and located at 3181 Porter Drive, Palo Alto, California (the “Building”). JPI is expected to occupy the Building by the end of 2019. JPI previously entered into, and is currently a party to, (i) a commercial lease for the premises located at 3170 Porter Drive, Palo Alto, California (such lease, the “3170 Lease”) and (ii) a commercial lease for the premises located at 3180 Porter Drive, Palo Alto, California, with Landlord.

Unless earlier terminated, the term of the Lease (the “Initial Term”) will commence on the earlier of (i) JPI’s occupancy of the Building for the conduct of business and (ii) 240 days after the date JPI may commence with work required to finish the Building to a condition acceptable for the conduct of JPI’s business (the “Commencement Date”), and will expire the day before the 12th anniversary of the Commencement Date. The Building is projected to consist of between 99,000 to 100,000 square feet of rentable area. Under the terms of the Lease, the base rent during the Initial Term will be $6.20 per square foot of rentable area per month, subject to certain upward adjustments. The aggregate base rent due over the Initial Term, assuming the maximum 100,000 feet of rentable area, is approximately $103 million. JPI will be responsible for the “operating expenses” (as defined in the Lease) paid or incurred by Landlord in connection with the ownership, operation and maintenance of the Building, subject to certain exclusions provided in the Lease. JPI estimates that the operating expenses during the Initial Term will be approximately $23 million. JPI expects to pay approximately $19 million for leasehold improvements, net of tenant improvement allowances.

JPI has two renewal options to extend the term of the Lease for a period of five years each (each, a “Renewal Term”) beyond the Initial Term with no more than 18 months’ and no less than 12 months’ prior written notice. Under the terms of the Lease, the base rent payable with respect to each Renewal Term will be equal to 95% of the prevailing market rent as of the commencement of the Renewal Term. JPI also has the option to terminate the Lease as of the expiration date of the initial 12-year term under the 3170 Lease (provided that JPI has not assigned its interest in the 3170 Lease or extended the term of the 3170 Lease), with no less than 12 months’ prior written notice and the payment of a termination fee equal to three months’ rent plus reimbursement of unamortized costs incurred by Landlord for brokers’ commissions and the tenant improvement allowance. In the event of a default of certain of JPI’s obligations under the Lease, Landlord would have the right to terminate the Lease.

The foregoing description of the Lease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Lease. The Company intends to file a copy of the Lease with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The description set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the Company’s anticipated occupancy of the Building and the timing thereof, the expected or anticipated cash expenditures for base rent, operating expenses and leasehold improvements, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that JPI may be unable to occupy the Building when anticipated or that JPI may incur rent and other expenditure obligations related to the Lease earlier than anticipated; the risk that the estimated cash expenditures associated with the Lease may be greater than currently anticipated; the Company’s substantial outstanding debt service obligations, which require a significant amount of cash; and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in the Company’s Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and future filings and reports by the Company. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Matthew P. Young
Name:	Matthew P. Young
Title:	Executive Vice President and Chief Financial Officer
Date: October 3, 2017